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Exhibit 2.3

SECOND AMENDMENT TO PLAN AND AGREEMENT OF MERGER

        THIS SECOND AMENDMENT TO PLAN AND AGREEMENT OF MERGER (this "Agreement") is entered into as of July 17, 2002 among Key Energy Services, Inc., a Maryland corporation ("Key"); Key Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of Key ("Merger Sub"); and Q Services, Inc., a Texas corporation ("QSI"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan and Agreement of Merger, dated as of May 13, 2002 among Key, Merger Sub and QSI, as amended by the First Amendment to Plan and Agreement of Merger dated as of May 30, 2002 among Key, Merger Sub and QSI (as amended, the "Merger Agreement").

W I T N E S S E T H

        WHEREAS, Key, Merger Sub and QSI previously entered into the Merger Agreement;

        WHEREAS, the Merger Agreement provides that either Key, Merger Sub or QSI may terminate the Merger Agreement if the transactions contemplated by the Merger Agreement have not become effective on or before July 17, 2002;

        WHEREAS, Key, Merger Sub and QSI desire to amend the Merger Agreement to extend such termination date to 4:00 p.m., Houston, Texas time, on July 18, 2002; and

        WHEREAS, Section 9.2 of the Merger Agreement provides that the Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and pursuant to Section 9.2 of the Merger Agreement, the parties hereto hereby agree as follows:

        1.    Section 7.1.8 of the Merger Agreement is hereby amended in its entirety to read as set forth below:

          "7.1.8 By Key or Merger Sub, or by QSI, if Transactions not Effective by 4:00 p.m., Houston, Texas time, on July 18, 2002. By either Key or Merger Sub, or by QSI, if the transactions contemplated hereby shall not have become effective on or before 4:00 p.m., Houston, Texas time, on July 18, 2002."

        2.    Except as set forth in this Agreement, all provisions, terms, conditions and representations in the Merger Agreement and the exhibits and schedules thereto remain unmodified and in full force and effect, and the Merger Agreement and all exhibits and schedules thereto, as amended by this Agreement, are hereby in all respects ratified and confirmed.

        3.    Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one instrument. This Agreement may be executed by facsimile signature, which signature shall be binding upon the parties so executing this Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their individual names or their respective corporate names by their respective duly authorized representatives, as applicable, all as of the day and year first above written.

KEY ENERGY SERVICES, INC.
By:	/s/ JACK D. LOFTIS, JR. Jack D. Loftis, Jr., Senior Vice President
KEY MERGER SUB, INC.
By:	/s/ JACK D. LOFTIS, JR. Jack D. Loftis, Jr., Vice President
Q SERVICES, INC.
By:	/s/ DAVID S. SCHORLEMER David S. Schorlemer, Vice President

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  Exhibit 2.3
SECOND AMENDMENT TO PLAN AND AGREEMENT OF MERGER